Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Roy Harvey	Michael E. Belwood
(212) 836-2674	(812) 604-0530

Steyn, King named Vice Presidents, co-Managing Directors of

Alcoa Business Development Group Succeeding J. Michael Schell

New York, NY, November 30, 2010 – Alcoa announced today that Julia Steyn and George King have been named Vice Presidents and co-Managing Directors of the company’s Business Development Group, succeeding J. Michael Schell, Executive Vice President – Business Development. Ms. Steyn and Mr. King will report to Charles McLane, Alcoa Executive Vice President and Chief Financial Officer.

In their new roles, Ms. Steyn and Mr. King will lead the team responsible for preparation and conclusion of M&A transactions. They will also work closely with Alcoa’s corporate strategy group, which handles the scanning of the competitive environment and screening of potential business targets, and with the company’s business units to support post-merger integration activities.

Joining Alcoa in 2008 to expand the Business Development team’s transaction evaluation and execution expertise, Mr. Schell recruited Ms. Steyn and Mr. King to Alcoa. He said, “This is a good time for a transition at Alcoa and for me to move to my next professional challenge.”

Ms. Steyn joined Alcoa in 2008 as a director in the company’s Business Development organization after six successful years at Goldman Sachs, working in London, Moscow and New York. She is a graduate of Oberlin College in Oberlin, OH, and holds an MBA from the University of Chicago.

Mr. King, also a director in Business Development, joined Alcoa in March 2009 after working for more than 10 years in the investment banking industry, most notably at Credit Suisse First Boston and Lazard, where he advised Alcoa as a client. He is a graduate of Washington & Lee University.

Mr. Schell will leave the company at the end of the year.

About Alcoa

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum and alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for nine consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 59,000 people in 31 countries across the world. More information can be found at www.alcoa.com.